EXHIBIT 99.1

                                  NEWS RELEASE

                                                              Company  Contacts:
                                     Investors:  Frank  Hopkins or Chris Paulsen
                                        Media and Public Affairs: Susan Spratlen
                                                                  (972) 444-9001


           Pioneer Announces 2006 Capital Budget and Production Growth
                     Program and Provides Financial Outlook

Dallas, Texas, March 8, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that its Board of Directors has approved a 2006 capital budget of $1.3 billion, an increase of approximately $200 million from comparable 2005 capital spending excluding acquisitions.

The 2006 capital budget reflects Pioneer's strategic initiatives announced during 2005 to increase its focus on North American onshore development activities and lower-risk resource plays. The capital budget is allocated as follows:

    o    70% for development activities
            - 53% for low-risk development drilling in onshore North American core assets
            -   17% to develop new projects discovered or sanctioned in 2005
    o    20% to test attractive resource plays onshore North America and Tunisia
    o    10% for high-impact exploration in the U.S. and West Africa

Over 80% of the capital budget is directed toward onshore low-risk North American activities ranging from development drilling in core areas to wells testing new coalbed methane (CBM) resource projects. The reduction in higher-risk exploration capital, from 30% in 2005 to 10% this year, reflects Pioneer's commitment to significantly decrease its spending on higher-risk exploration.

Pioneer is accelerating low-risk development drilling in its core areas in the U.S. and Canada and expects to drill approximately 950 development wells primarily in the Spraberry, Raton, Pawnee and Horseshoe Canyon fields. The Company will be active in the development of two larger-scale projects, the Oooguruk field on the North Slope of Alaska and a gas development project off the coast of South Africa. The capital budget also includes investments to initiate development of the Clipper discovery in the deepwater Gulf of Mexico.

To expand and potentially establish new onshore North American resource plays, Pioneer also plans to drill approximately 110 lower-risk exploration and appraisal wells. In the U.S., the Company will continue to evaluate the potential to expand its South Texas portfolio testing prospects that are analogous to its Pawnee field in the Edwards Reef trend. CBM pilots are planned in three Rocky Mountain basins and in southern Canada. Pioneer also plans to expand its Silurian resource drilling program onshore Tunisia.

The 2006 high-impact exploration budget includes plans to drill 3 wells in Alaska, 2 wells in West Africa, 1 to 2 wells in Mississippi and 2 wells to test amplitudes related to the Clipper discovery.


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Pioneer  intends to fund its 2006 capital program with cash flow from operations and a portion of the proceeds related to the divestiture of assets in the deepwater Gulf of Mexico and Argentina. By closing these divestitures, Pioneer is delivering the initiatives launched last year and establishing a strong platform for growth that will improve performance and enhance shareholder value.

By focusing on the lower-risk, predictable oil and gas basins in North America that will represent 98% of Pioneer's proved reserve base and continuing the development of approved projects, Pioneer expects 5-year compound annual production growth in excess of 10%. Success with emerging resource plays, bolt-on acquisitions or high-impact exploration offers additional production growth upside. All of these projects offer excellent returns, and the emerging resource plays expose Pioneer to more than 1 billion barrels of oil equivalent gross resources.

Pioneer expects to exit 2006 with average daily production of 95,000 to 100,000 barrels oil equivalent per day (BOEPD), a 10% increase from the 2005 average daily production from comparable assets which excludes the assets being divested as discussed above and the incremental year-on-year production sold as part of the VPPs completed in 2005. Production growth in 2007 and 2008 is expected to reflect continued core asset drilling and the start up of production from development projects in South Africa and Alaska.

"I believe that this capital program and our 2006 activities will provide the initial momentum we need to achieve our 5-year goal of delivering top-quartile production and reserve per share growth in order to achieve top-quartile stock price growth for our shareholders," stated Scott Sheffield, Pioneer's Chairman and CEO.

Operations Update

Pioneer's 2006 development drilling program is well underway. Currently, Pioneer has 18 onshore rigs running in the U.S. and 3 in Canada.

Pioneer has initiated its onshore program in South Texas and has recently drilled two successful wells in the Edwards Reef trend testing prospects that are analogous to Pioneer's Pawnee field. Both wells had initial production tests in excess of 2.5 million cubic feet per day before stimulation. During 2006, Pioneer plans to drill 10 to 15 development wells in the Pawnee field. An additional 8 to 13 low-risk exploration wells are planned along the Edwards Reef trend, 6 of which are expected to be completed by July.

On the North Slope of Alaska, the Company is drilling the second of a three-well exploration campaign. The first well in the Storms prospect area was unsuccessful. After sanctioning the Oooguruk field development in January, Pioneer is actively progressing construction of the gravel island from which the field will be developed in 2007 for initial production in 2008. This project is expected to deliver gross oil reserve potential ranging from 50 to 90 million barrels. Pioneer is the operator of the project with a 70% working interest.

In Tunisia, Pioneer has acquired the remaining equity interest and assumed operatorship of the Jenein Nord block west of and adjacent to the Adam Concession. In the Adam Concession, the Company has drilled 8 successful wells with current gross production of approximately 17,000 barrels of oil per day. Pioneer is currently acquiring additional 3-D seismic data covering acreage on both Adam and Jenein Nord. Offshore South Africa, development drilling has begun on the South Coast Gas project in anticipation of first gas sales during the second half of 2007.


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Financial Outlook

The following statements are estimates based on current expectations. These forward-looking statements are subject to a number of risks and uncertainties which may cause the Company's actual results to differ materially from the following statements. The last paragraph of this release addresses certain of the risks and uncertainties to which the Company is subject.

First quarter 2006 production from continuing operations is expected to average 90,000 to 95,000 BOEPD. Full year production for 2006 is expected to range from 33 to 37 million barrels oil equivalent. First quarter production costs are expected to average $11.00 to $12.00 per barrel of oil equivalent (BOE) based on current NYMEX strip prices for oil and gas. Production cost estimates include lease operating expenses of $5.15 to $5.55 per BOE, ad valorem and severance taxes of $2.90 to $3.00 per BOE, transportation and workover costs of $1.35 to $1.65 per BOE and incremental per unit costs related to the VPPs of $1.60 to $1.80 per BOE. Depreciation, depletion and amortization expense is expected to average $8.75 to $9.25 per BOE.

Total exploration and abandonment expense is expected to be $50 million to $100 million and includes $25 million to $65 million for exploration wells in Alaska and Nigeria, $10 million to $15 million to test onshore resource plays and $15 million to $20 million of related seismic and personnel costs. Approximately 45% of the annual budget for high-impact exploration is being invested during the first quarter. General and administrative expense is expected to be $32 million to $35 million. Interest expense is expected to be $32 million to $35 million, and accretion of discount on asset retirement obligations is expected to be $2 million to $3 million.

The Company's first quarter effective income tax rate is expected to range from 40% to 50% based on current capital spending plans but could increase to as high as 80% if the Nigeria well is unsuccessful. Cash income taxes are expected to range from $5 million to $15 million, principally related to Canadian and Tunisian income taxes and nominal alternative minimum tax in the U.S.

The Company's oil and gas hedges are outlined on the attached schedules.

Analyst Meeting Webcast and Conference Call

Pioneer will provide a live webcast and conference call of its Analyst Meeting on Thursday, March 9, 2006 from 7:30 a.m. until approximately 3:00 p.m. Central time.

The meeting will include presentations by the Company's senior management team covering the Company's financial and operating outlook for 2006 and a detailed look at the Company's portfolio of development activities, emerging resource plays and exploration opportunities.

The webcast may be accessed through Pioneer's website at http://www.pxd.com. Select "Investor", then "Webcasts/Earnings Calls". To listen, dial (800) 291-9234 (confirmation code: 97603120) five minutes before the meeting.

A replay of the webcast will be archived on Pioneer's website. A telephone replay will be available through April 9 by dialing (888) 286-8010, confirmation code: 71500712.



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Pioneer is a large  independent oil and gas exploration and production  company, headquartered in Dallas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pxd.com.

Except for historical information contained herein, the statements in this presentation are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans (including its plans to complete certain asset divestments and to repurchase stock), or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, the assumptions underlying production forecasts, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

The U.S. Securities and Exchange Commission (the "SEC") permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Pioneer uses certain terms in this presentation, such as "resource," "reserve potential" or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.